Hoak Public Equities, L.P. SC 13D/A

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated June 10, 2024 (including amendments thereto) with respect to the Class A Common Stock of Noodles & Company. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	June 10, 2024

Hoak Public Equities, L.P. By: Hoak Fund Management, L.P., its general partner By: Hoak & Co., its general partner By: /s/ J. Hale Hoak J. Hale Hoak President	Hoak Fund Management, L.P. By: Hoak & Co., its general partner By: /s/ J. Hale Hoak J. Hale Hoak President
Hoak & Co. By: /s/ J. Hale Hoak J. Hale Hoak President	James M. Hoak, Jr. By: /s/ James M. Hoak, Jr. James M. Hoak, Jr.
J. Hale Hoak By: /s/ J. Hale Hoak J. Hale Hoak	Zierk Family 2010 Irrevocable Trust By: /s/ J. Hale Hoak J. Hale Hoak, Trustee
Britain Peakes By: /s/ Britain Peakes Britain Peakes